Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Reports First Quarter Fiscal 2017 Results
Sioux Falls, S.D.-May 19, 2016-Raven Industries, Inc. (NASDAQ: RAVN) today reported financial results for the first quarter that ended April 30, 2016.
Noteworthy Items:

•
Applied Technology’s sales declined 2.9 percent year-over-year, however, Aftermarket sales grew 5.7 percent year-over-year and the sales development of the OEM channel continued to improve sequentially;

•	Division operating profit margin for Applied Technology expanded 60 basis points year-over-year to 27.6 percent, driven principally by lower manufacturing and selling expenses;

•
Land-based rig counts in the U.S. declined approximately 55 percent year-over-year in the first quarter, driving Energy related sales for Engineered Films down $2.5 million, or approximately 60 percent;

•	Net working capital[1], as a percentage of annualized net sales, declined 510 basis points year-over-year;

•	Expense controls and prior year restructuring benefits drove consolidated SG&A expenses down $1.9M year-over-year;

•	The Company repurchased approximately 380 thousand shares at an average price of $14.93 for a total of $5.7 million.

First Quarter Results:
Net sales for the first quarter of fiscal 2017 were $68.4 million, down 2.7 percent versus the first quarter of fiscal 2016. Applied Technology and Engineered Films both declined year-over-year, but exhibited improved sales trends despite continued end-market demand challenges, while Aerostar achieved revenue growth during the quarter.
Operating income for the first quarter of fiscal 2017 was $7.6 million versus $7.2 million in the first quarter of fiscal 2016. Operating margin increased 80 basis points year-over-year from 10.3 percent of net sales to 11.1 percent of net sales. The increase in operating margin was principally driven by lower operating expenses year-over-year as a result of continued expense controls and prior year restructuring benefits.
Net income for the first quarter of fiscal 2017 was $5.5 million, or $0.15 per diluted share, versus net income of $4.9 million, or $0.13 per diluted share, in last fiscal year's first quarter. The increase in earnings per share was driven primarily by favorable tax developments and lower shares outstanding as a result of the repurchase actions taken over the previous year.
Balance Sheet and Cash Flow:
At the end of the first quarter of 2017, cash and cash equivalents totaled $32.8 million, down $1.0 million versus the prior quarter. The share repurchase actions during the quarter reduced cash balances by $5.7 million, but this impact

-more-

Raven Industries First Quarter 2017 Results
May 19, 2016

was largely offset by free cash flow generation driven by lower net working capital requirements and reductions in capital spending.
Net working capital as a percentage of annualized net sales decreased 510 basis points year-over-year, from 33.8 percent in the first quarter of last year to 28.7 percent in this year’s first quarter1. The decrease in net working capital percent was primarily the result of lower inventory levels, particularly in Applied Technology and Engineered Films.
Cash flow from operations was $11.1 million in the first quarter of fiscal year 2017 versus $9.0 million in the previous year’s first quarter. Higher net income and favorable working capital developments principally drove the improvement year-over-year.
Capital expenditures were $0.8 million in this year’s first quarter, down $4.2 million versus the first quarter of fiscal 2016. The Company continues to expect capital expenditures for the year to be approximately $9 million. There are no significant capacity expansions planned for the year for Engineered Films and the other divisions are expected to maintain a disciplined approach to capital spending.
Share Repurchase:
During the first quarter of fiscal 2017, the Company repurchased approximately 380 thousand shares at an average price of $14.93 per share for a total of $5.7 million. Over the previous five quarters, the Company repurchased approximately 2.0 million shares at an average price of $17.66 per share for a total of $35.0 million. During the first quarter, the Company’s Board of Directors authorized an incremental $10.0 million for share repurchases, increasing the total amount authorized to $50.0 million. The Company’s remaining authorization at the end of the first quarter of fiscal 2017 was $15.0 million.
Applied Technology Division First Quarter Results:
Net sales for Applied Technology in the first quarter of fiscal 2017 were $31.5 million, down 2.9 percent versus the first quarter of fiscal 2016. However, the sequential improvement in the year-over-year sales development of the division continued. Sales to the Aftermarket channel increased 5.7 percent in the first quarter versus the prior year, compared to a decline of approximately 20 percent in the previous quarter. Sales through the OEM channel decreased 11.9 percent year-over-year in the first quarter, compared to a 33 percent decline experienced in the fourth quarter. Geographically, domestic sales were down 13.8 percent year-over-year and international sales were up 26.3 percent year-over-year.
Operating income was $8.7 million, essentially flat with the first quarter of fiscal 2016. The impact of lower sales volume versus the previous year was offset by the benefits of ongoing expense controls and the prior year restructuring. Operating margin for the division increased by 60 basis points versus the prior year, from 27.0 percent to 27.6 percent, driven principally by lower manufacturing and selling expenses.
“We are very pleased by Applied Technology’s relatively strong start to fiscal year 2017. While there is still a long road ahead and market uncertainties persist, we are encouraged with the continued sequential improvement the division is achieving. Although the underlying strength of the precision ag market remains subdued, conditions appear to be stabilizing for now,” according to Dan Rykhus, President and CEO. “Steady market conditions, combined with our early success in growing our market share position, give us reason to remain optimistic for the balance of the year. New product introductions are gaining traction. Our new nozzle control system, Hawkeye, continues to ramp up in sales and is on track to deliver significant growth this year. With the enhanced quality of our new product portfolio, we expect continued OEM sales improvement throughout the rest of the year, both domestically and internationally.”

-more-

Raven Industries First Quarter 2017 Results
May 19, 2016

Engineered Films Division First Quarter Results:
Net sales for Engineered Films were $29.1 million, down 7.1 percent year-over-year. The decline in sales was principally driven by lower sales into the Energy and Geomembrane markets. Sales into these markets declined $2.9 million versus the first quarter of last year. The remaining markets, in aggregate, were up $0.8 million year-over-year, driven by strength in both the Construction and Industrial markets.
Operating income in the first quarter of fiscal 2017 was $3.9 million, down $0.6 million or 13.3 percent versus the first quarter of fiscal 2016. The year-over-year decline in operating income was driven principally by lower production volumes, offset somewhat by lower operating expenses. Division operating margin declined 100 basis points year-over-year in the first quarter, but rebounded sequentially from 7.5 percent in the fourth quarter to 13.3 percent on seasonally improved production volumes.
“Energy market conditions for Engineered Films deteriorated further in the first quarter as active land-based U.S. rig counts continued to decline, dropping 55 percent year-over-year” said Rykhus. “While oil prices have improved over the last three months, producers are skeptical that these gains will last. As a result, we continue to experience reduced drilling activity and persistent headwinds in the Energy market. While this is creating a drag on the overall growth profile of the division, it’s a lot less severe than it has been in the recent past.
“Although the division was unable to achieve growth in the first quarter, the sales trends did improve sequentially. We are pleased with the strong growth achieved in both the Construction and Industrial markets during the quarter and the relative stability of the Agriculture market. With our efforts to sell the capacity of our new production line into the Industrial and Geomembrane markets, and our steady progress in Construction and Agriculture, we are optimistic that we will make meaningful progress during the year toward returning the division to growth,” concluded Rykhus.
Aerostar Division First Quarter Results:
Net sales for Aerostar for the first quarter of fiscal 2017 were $7.9 million, up $1.3 million versus the first quarter of fiscal 2016. The sales increases year-over-year were driven primarily by growth in stratospheric balloon business, led by Project Loon. In addition, the division generated stratospheric sales from two new U.S. government customers during the first quarter. Building upon its 60-year legacy, and its ongoing collaboration with Google, the division validated that its advancements in stratospheric balloon technology have alternative uses in the market.
Operating loss in the first quarter of fiscal 2017 was $0.6 million versus an operating loss of $0.9 million in the first quarter of last year. Benefits from the restructuring actions taken in the fourth quarter of last year, together with improved sales volumes, principally led to the reduction in operating loss year-over-year.
“This is a very important year for Aerostar,” said Rykhus. “We are intently focused on turning around the performance of the division and returning it to profitability. The first quarter was a slight improvement versus the prior year, but we need momentum to build quickly as we progress through the year and we need to deliver a step change in performance. Key to achieving this will be winning meaningful new business in the second half of the year. Our pipeline of new business opportunities has improved significantly and this gives us some tempered optimism and near-term patience, but we must be successful in turning these opportunities into revenue for the division.”

-more-

Raven Industries First Quarter 2017 Results
May 19, 2016

Fiscal 2017 Outlook:
“We are pleased with our overall performance in the first quarter, and in particular the improved performance of Applied Technology. Despite continued end-market challenges, the decisions we made last year, to restructure the cost profile of the company and to continue R&D investment amidst declining revenues, are positively impacting our results. We are off to a relatively good start and this gives us optimism for the balance of the year. With that said, our optimism is tempered. We still have a lot to accomplish to improve the growth and profitability of the business in order to meet our expectations for the year, and we believe we will,” stated Rykhus.
“For Applied Technology, we will continue to expand our OEM relationships and grow our share in a down market. We are executing our plan and driving for growth by leveraging our new product portfolio and investing more intently to drive international sales. For Engineered Films, we need to increase sales volume despite continued Energy and Geomembrane market weakness. We will continue our first quarter progress in ramping up sales in the Industrial market, leveraging our new production line, while driving strong performance in Agriculture and Construction. For Aerostar, we need to continue the progress toward improved financial performance. Key to sustaining this progress will be establishing a regular cadence of new business wins across product platforms. Resources are aligned to continue the progress we’ve made to improve Aerostar, but uncertainties do remain.
“In addition to each division’s sales initiatives, the Company will remain vigilant on costs, drive down inventory levels, and generate value engineering benefits. Successfully driving growth when end-market conditions are weak is not without its challenges, but doing so while maintaining operational discipline has been and will continue to be our focus for the rest of the year. Given our performance in the first quarter, we believe we are on track to deliver revenues and operating profit consistent with prior year revenue and adjusted operating profit, with potential opportunity to achieve modest growth in both in fiscal 2017,” concluded Rykhus.
Regulation G:
The information presented in this earnings release regarding earnings before interest, taxes, depreciation, and amortization (EBITDA), do not conform to generally accepted accounting principles (GAAP) and should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the operating performance of the Company and its operating segments as well as the comparability of results. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP information is reconciled with reported GAAP results in the tables below.
Conference Call Information:
The Company will host an investor conference call to discuss first quarter fiscal 2017 results today, Thursday, May 19, 2016 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The conference call audio will be available to all interested parties via a simultaneous webcast that can be accessed at www.RavenInd.com under the Investor Relations section. Analysts and investors are invited to join the conference call by dialing: 1-866-393-0676. The event is scheduled to last one hour. For those unable to listen live, an audio replay of the event will be archived on the Company's website.
About Raven Industries, Inc.:
Since 1956, Raven Industries has designed and manufactured high quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance, and unmatched service. Raven realizes its vision by developing innovative solutions to great challenges related to the markets we understand and serve. Today, those solutions are focused on feeding and connecting the growing world population, preserving natural resources, and answering the growing need for security. Utilizing our strength in engineering, manufacturing, and technological innovation, Raven is a leader in

-more-

Raven Industries First Quarter 2017 Results
May 19, 2016

precision agriculture, high performance specialty films, and situational awareness markets. Visit www.ravenind.com for more information.
Forward-Looking Statements:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the Company’s primary markets, such as agriculture, construction and energy; or changes in competition, raw material availability, technology or relationships with the Company’s largest customers, risks and uncertainties relating to development of new technologies to satisfy customer requirements, possible development of competitive technologies, ability to scale production of new products without negatively impacting quality and cost, and ability to finance investment and working capital needs for new development projects, as well as other risks described in the Company’s 10-K under Item 1A. This list is not exhaustive, and the Company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

1.
Net working capital is a defined as accounts receivable (net) plus inventories less accounts payable. Net working capital percentage is defined as net working capital divided by four times quarterly sales.

2.
EBITDA is a non-GAAP financial measure defined on a consolidated basis as net income/(loss) attributable to Raven Industries, Inc., plus income taxes, plus depreciation and amortization expense, plus interest expense (net). On a segment basis, it is defined as operating income plus depreciation expense and amortization expense. EBITDA margin is defined as EBITDA divided by net sales. EBITDA is reconciled in the accompanying Regulation G tables.

Contact Information:
Bo Larson
Investor Relations Manager
Raven Industries, Inc.
+1(605)-336-2750

Source: Raven Industries

-more-

Raven Industries First Quarter 2017 Results
May 19, 2016

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30,
	2016	2015	Fav (Un)Change
Net sales	$68,360	$70,273	(2.7)%
Cost of goods sold	48,684	49,914
Gross profit	19,676	20,359	(3.4)%
Gross profit percentage	28.8%	29.0%

Research and development expenses	4,409	3,536
Selling, general and administrative expenses	7,660	9,609
Operating income	7,607	7,214	5.4%
Operating income percentage	11.1%	10.3%

Other income (expense), net	(97)	(44)
Income before income taxes	7,510	7,170	4.7%

Income taxes	1,985	2,309
Net income	5,525	4,861	13.7%

Net income attributable to noncontrolling interest	2	6
Net income attributable to Raven Industries	$5,523	$4,855	13.8%

Net income per common share:
- basic	$0.15	$0.13	15.4%
- diluted	$0.15	$0.13	15.4%

Weighted average common shares:
- basic	36,414	38,070
- diluted	36,466	38,202

-more-

Raven Industries First Quarter 2017 Results
May 19, 2016

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	April 30	January 31	April 30
	2016	2016	2015
ASSETS
Cash, cash equivalents and short-term investments	$32,790	$33,782	$47,702
Accounts receivable, net	41,013	38,069	45,233
Inventories	46,950	45,888	58,981
Other current assets	5,343	7,994	9,942
Total current assets	126,096	125,733	161,858

Property, plant and equipment, net	113,767	116,162	118,429
Goodwill and amortizable intangibles, net	60,560	60,588	69,951
Other assets, net	4,245	4,127	4,359
Total Assets	$304,668	$306,610	$354,597

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$9,356	$6,038	$9,123
Accrued and other liabilities	13,548	12,781	17,743
Total current liabilities	22,904	18,819	26,866

Other liabilities	17,259	18,926	25,581
Shareholders' equity	264,505	268,865	302,150
Total Liabilities and Shareholders' Equity	$304,668	$306,610	$354,597

-more-

Raven Industries First Quarter 2017 Results
May 19, 2016

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2016	2015
Cash flows from operating activities:
Net income	$5,525	$4,861
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,186	4,363
Other operating activities, net	1,393	(201)
Net cash provided by operating activities	11,104	9,023

Cash flows from investing activities:
Capital expenditures	(791)	(5,000)
Proceeds related to business acquisitions	—	351
Proceeds from sale of assets	50	380
Purchases of investments	(500)	—
Other investing activities, net	(194)	(164)
Net cash used in investing activities	(1,435)	(4,433)

Cash flows from financing activities:
Dividends paid	(4,701)	(4,940)
Payments for shares repurchased	(5,702)	(2,563)
Payment of acquisition-related contingent liabilities	(138)	(614)
Debt issuance costs paid	—	(454)
Other financing activities, net	(256)	(473)
Net cash used in financing activities	(10,797)	(9,044)

Effect of exchange rate changes on cash	136	(43)

Net (decrease) in cash and cash equivalents	(992)	(4,497)
Cash and cash equivalents at beginning of period	33,782	51,949
Cash and cash equivalents at end of period	32,790	47,452
Short-term investments	—	250
Cash, cash equivalents and short-term investments	$32,790	$47,702

-more-

Raven Industries First Quarter 2017 Results
May 19, 2016

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2016	2015	Fav (Un) Change
Net sales
Applied Technology	$31,456	$32,410	(2.9)%
Engineered Films	29,100	31,321	(7.1)%
Aerostar	7,895	6,554	20.5%
Intersegment eliminations	(91)	(12)
Total Company	$68,360	$70,273	(2.7)%

Operating income (loss)
Applied Technology	$8,693	$8,741	(0.5)%
Engineered Films	3,878	4,471	(13.3)%
Aerostar	(621)	(853)	27.2%
Intersegment eliminations	(5)	59
Total segment income	$11,945	$12,418	(3.8)%
Corporate expenses	(4,338)	(5,204)	16.6%
Total Company	$7,607	$7,214	5.4%

Operating income (loss) percentages
Applied Technology	27.6%	27.0%	60bps
Engineered Films	13.3%	14.3%	(100bps)
Aerostar	-7.9%	-13.0%	510bps
Total Company	11.1%	10.3%	80bps

-more-

Raven Industries First Quarter 2017 Results
May 19, 2016

RAVEN INDUSTRIES, INC.
EBITDA REGULATION G RECONCILIATION[2]
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
			Fav (Un)
Segments	2016	2015	Change
Applied Technology
Reported operating income	$8,693	$8,741	(0.5)%
Plus: Depreciation and amortization	952	1,128	(15.6)%
ATD EBITDA	$9,645	$9,869	(2.3)%
ATD EBITDA % of Net Sales	30.7%	30.5%

Engineered Films
Reported operating income	$3,878	$4,471	(13.3)%
Plus: Depreciation and amortization	2,057	1,876	9.6%
EFD EBITDA	$5,935	$6,347	(6.5)%
EFD EBITDA % of Net Sales	20.4%	20.3%

Aerostar
Reported operating (loss) income	$(621)	$(853)	27.2%
Plus: Depreciation and amortization	843	901	(6.4)%
Aerostar EBITDA	$222	$48	362.5%
Aerostar EBITDA % of Net Sales	2.8%	0.7%

Consolidated Raven
EBITDA	$11,766	$11,525	2.1%
Income taxes	1,985	2,309
Interest expense (income), net	72	(2)
Depreciation and amortization	4,186	4,363
Net Income	$5,523	$4,855	13.8%
EBITDA % of Net Sales	17.2%	16.4%

######